EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Kimberly-Clark Corporation's Registration Statements on Form S-8
(Nos. 2-71743, 33-5299, 33-30425, 33-49050 and 33-58402) and on
Form S-3 (No. 33-53254) of our report dated January 28, 1994, which report includes an explanatory paragraph concerning the Corporation's changes in its methods of accounting for income taxes and postretirement benefits other than pensions to conform with Statements of Financial Accounting Standards
No. 109 and 106, respectively, appearing in this Current Report on Form 8-K dated February 17, 1994. We also consent to the references to us under the heading "Experts" in the Prospectuses, which are part of such Registration Statements.



/s/ Deloitte & Touche

Deloitte & Touche

Dallas, Texas
February 17, 1994